UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 3, 2010

CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-34196 (Commission File Number)	56-2408571 (I.R.S. Employer Identification No.)

4400 Carillon Point, Kirkland, WA 98033 (Address of Principal Executive Offices) (Zip Code)
(425) 216-7600
(Registrant’s Telephone Number, Including Area Code)
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     Clearwire Corporation (the “Company”) today announced that its operating subsidiary Clearwire Communications LLC (“Clearwire Communications”) has priced an offering of $175,000,000 aggregate principal amount 12% first-priority senior secured notes due 2015 at an issue price of 105.182% plus accrued interest from December 1, 2010 (the “First Lien Notes”) and $500,000,000 aggregate principal amount 12% second-priority secured notes due 2017 at an issue price of 100.0% plus accrued interest from December 9, 2010 (the “Second Lien Notes”) and an offering of $650,000,000 aggregate principal amount 8.25% exchangeable notes due 2040 at an issue price of 100.0% plus accrued interest from December 8, 2010 (the “Exchangeable Notes” and collectively with the First Lien Notes and the Second Lien Notes, the “Notes”). The offering of Exchangeable Notes is up from the $500,000,000 proposed offering size for the Exchangeable Notes announced on December 1, 2010. Clearwire Communications has granted the initial purchasers of the Exchangeable Notes an option for 30 days to purchase up to an additional $100.0 million of Exchangeable Notes. The initial exchange rate for the Exchangeable Notes is 141.2429 shares of the Company’s Class A Common Stock (the “Class A Common Stock”) per $1,000 principal amount of the Exchangeable Notes equivalent to an initial exchange price of approximately $7.08 per share of Class A Common Stock. Upon exchange, Clearwire Communications may deliver either shares of Class A Common Stock or cash based upon a daily settlement value calculated on a proportionate basis for each day of a 25 trading-day observation period. Certain stockholders of the Company that hold equity securities representing approximately 85% of the Company’s voting power have pre-emptive rights for 30 days from the date of the offering memorandum for the Exchangeable Notes that entitle such stockholders to purchase their pro rata share (based upon voting power) of all Exchangeable Notes issued. The Company has received waivers from stockholders holding approximately 31% of the voting power. The remaining pre-emptive rights, if exercised, could result in Clearwire Communications issuing up to an additional approximately $760.0 million in Exchangeable Notes (assuming no exercise of the initial purchasers’ over-allotment option). The Company is not aware whether all or any of these rights will be exercised.
     The Second Lien Notes will be contractually subordinated in right of payment to the First Lien Notes and Clearwire Communications’ first-priority secured notes. The First Lien Notes and the Second Lien Notes will be unconditionally guaranteed on a senior basis by certain of Clearwire Communications’ domestic subsidiaries. The First Lien Notes, the Second Lien Notes and the related guarantees will be secured by first-priority or second-priority liens, as applicable, on substantially all of Clearwire Communications’ and the guarantors’ assets. The Exchangeable Notes will be unsecured obligations of the issuers and the guarantors.
     The Notes will be issued in private offerings that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state or other securities laws.
     The sale of the Exchangeable Notes is expected to be consummated on or about December 8, 2010, subject to customary closing conditions. The sale of the First Lien Notes and the Second Lien Notes is expected to be consummated on or about December 9, 2010, subject to customary closing conditions.
     The Company intends to use the net proceeds from the offerings for working capital and for general corporate purposes, including capital expenditures.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated December 3, 2010, regarding the pricing of the Notes offerings.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEARWIRE CORPORATION
Dated: December 3, 2010	By:	/s/ Erik E. Prusch
Erik E. Prusch
Chief Financial Officer